Exhibit 99.1

Roka Bioscience, Inc. Announces One-For-Ten Reverse Stock Split

WARREN, N.J., October 11, 2016 /PRNewswire/ -- Roka Bioscience, Inc. (ROKA), a molecular diagnostics company focused on providing advanced testing solutions for the detection of foodborne pathogens, today announced that it is effecting a 1-for-10 reverse stock split of its common stock. Beginning with the opening of trading on October 12, 2016, the Company’s common stock will trade on a split-adjusted basis on the NASDAQ and will trade under a new CUSIP (775431208).

Pursuant to the authorization granted to the Company by stockholders at its 2016 annual meeting, the Company is executing a 1-for-10 reverse split to assist with regaining compliance with NASDAQ $1.00 minimum bid price requirement.

As a result of the reverse stock split, every ten shares of Roka’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of Roka common stock, with no change in par value per share or the authorized shares of the Company. This will reduce the number of outstanding shares of Roka common stock from approximately 17.8 million to approximately 1.8 million.

The reverse stock split affects all shares of the Company’s common stock outstanding, and also proportionately reduces the number of shares of common stock underlying the Company’s outstanding Series A Preferred Stock, warrants and equity awards. As a result, each stockholder’s percentage ownership interest and proportional voting power remains unchanged and the rights and privileges of the holders of the Company’s common stock are unaffected. Stockholders are not required to take any action.

No fractional shares will be issued in connection with the reverse stock split. Holders of fractional shares will be paid out in cash for the fractional portion with the Company's overall exposure for such payouts expected to be a nominal amount. American Stock Transfer and Trust Company, LLC (“AST”), Roka’s transfer agent, will act as exchange agent for the reverse stock split and stockholders will receive instructions from AST as to procedures for exchange existing stock certificates for new certificates or book-entry shares and for the receipt of cash proceeds in lieu of fraction shares.

About Roka Bioscience

Roka Bioscience, Inc. is a molecular diagnostics company focused on developing and commercializing advanced testing solutions for the food safety testing market. Our Atlas® Detection Assays incorporate our advanced molecular technologies and are performed on our "sample-in, result out" Atlas System that automates all aspects of molecular diagnostic testing on a single, integrated platform. The Atlas System and Detection Assays are designed to provide our customers with accurate and rapid test results with reduced labor costs and improved laboratory efficiencies. For more information, visit http://www.rokabio.com.

Forward-Looking Statements

This press release contains statements that are forward-looking, including statements regarding Roka's ability to comply with applicable NASDAQ listing requirements. Although Roka believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. Forward-looking statements involve risks and uncertainties, many of which are beyond Roka's control. These risks, uncertainties and other factors could cause actual results to differ materially from those projected in forward-looking statements. For a detailed description of such risks and uncertainties, you are encouraged to review the official corporate documents filed with the Securities and Exchange Commission on EDGAR. Roka does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Investor or Media related inquiries please contact:

Investor Contact:
Roka Bioscience, Inc.
ir@rokabio.com
855-ROKABIO (855-765-2246)